Exhibit 23.3

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in this Registration Statement of PLBY Group, Inc. on Form S-1(the “462(b) Registration Statement”), of our report dated September 22, 2020 on the consolidated financial statements of Yandy Holdings, LLC and Subsidiary as of December 31, 2019 and 2018 and for each of the two years in the period ended December 31, 2019 included in the Registration Statement of PLBY Group, Inc. on Form S-1 File No. 333-256855 which was initially filed on June 7, 2021.

/s/ Crowe LLP
Crowe LLP

Sherman Oaks, California

June 9, 2021